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                                                                   EXHIBIT 10.50


                              AMENDED AND RESTATED
                                 PROMISSORY NOTE


                                                          Bloomington, Minnesota
$2,450,000.00                                                   December 3, 1999


         FOR VALUE RECEIVED, KING FAMILY PARTNERS, an Ohio limited partnership (the "Maker"), hereby unconditionally promises to pay to POPMAIL.COM, INC., a Minnesota corporation, or its successors and assigns (the "Payee"), at Bloomington, Minnesota or at such other place or places as may be designated by Payee from time to time, the sum of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000.00) (the "Principal Sum").

         The Principal Sum, plus interest thereon from the date hereof at the rate of 5.74 percent per annum, shall be due and payable by Maker to Payee on December 3, 2002 (the "Maturity Date") in any coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts.

         All payments on account of this Note, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of this Note and the balance, if any, shall be applied to reduction of the unpaid balance of the Principal Sum. This Note may be prepaid in full or in part at any time without premium.

         Maker agrees to immediately pay to Holder hereof, upon demand, all losses, costs and expenses (including attorneys' fees) incurred by Holder for collection and enforcement of this Note in the event of default or otherwise.

         Maker waives presentment, protest and demand, notice of protest, notice of dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of Maker.

         The terms, conditions and provisions of this Note shall be construed and enforced according to the laws of the State of Minnesota.

         Notwithstanding any of the provisions of this Note, Payee shall look solely to the Collateral (as defined in that certain Pledge Agreement between Maker and PopMail.com, inc. dated December 3, 1999) for the satisfaction of the obligations of this Note or any obligation in any other instrument securing payment hereof and shall not seek a personal judgment against Maker except to the extent the laws of the State of Minnesota make a judgment against Maker necessary in order to enforce the terms of such instruments. In no event shall the Payee seek to enforce or collect a deficiency judgment with respect to this Note against Maker.



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         This Note supersedes all provisions of any and all previous promissory notes delivered by Maker on December 3, 1999, in favor of Payee in the principal amount of $2,450,000.00.

         IN WITNESS WHEREOF, the duly authorized officer of Maker has caused this Note to be executed on the date first above written.

                                           King Family Partners,
                                           an Ohio limited partnership

                                           By: SDK Investments, Inc., its
                                           General Partner


                                           By: /s/ Stephen D. King
                                              ----------------------------------
                                              Stephen D. King
                                              President

Acknowledged and accepted by
POPMAIL.COM, INC., this 29th
day of March, 2000:

By:  s/ Thomas W. Orr
   ---------------------------------
 Name:  Thomas W. Orr
 Title:    CFO



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